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                                                                    Exhibit 4.17

                           COOPER CAMERON CORPORATION
                            2003 SUPPLEMENTAL EXCESS
                            DEFINED CONTRIBUTION PLAN

                         Effective as of January 1, 2003

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                           COOPER CAMERON CORPORATION
                            2003 SUPPLEMENTAL EXCESS
                            DEFINED CONTRIBUTION PLAN

                                Table of Contents

Section                                                                     Page
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
ARTICLE I DEFINITIONS.....................................................    2
     1.1  Definitions.....................................................    2
     1.2  Construction....................................................    3
ARTICLE II ELIGIBILITY FOR PLAN PARTICIPATION.............................    3
ARTICLE III SUPPLEMENTAL CONTRIBUTIONS....................................    4
     3.1  Supplemental Matching Contributions.............................    4
     3.2  Supplemental Basic Contributions................................    5
ARTICLE IV SEPARATE ACCOUNTS..............................................    5
     4.1  Types of Separate Accounts......................................    5
     4.2  Interest........................................................    6
ARTICLE V DISTRIBUTION....................................................    6
     5.1  Eligibility for Distribution....................................    6
     5.2  Method of Distribution..........................................    6
ARTICLE VI BENEFICIARIES..................................................    7
ARTICLE VII ADMINISTRATIVE PROVISIONS.....................................    7
     7.1  Administration..................................................    7
     7.2  Powers and Authorities of the Board.............................    7
     7.3  Indemnification.................................................    8
     7.4  Claims Procedures...............................................    8
ARTICLE VIII AMENDMENT AND TERMINATION....................................    8
ARTICLE IX ADOPTION BY SUBSIDIARIES.......................................    9
ARTICLE X MISCELLANEOUS...................................................    9
     10.1 Non-Alienation of Benefits......................................    9
     10.2 Payment of Benefits to Others...................................    9
     10.3 Plan Non-Contractual............................................    9
     10.4 Funding.........................................................   10
     10.5 Controlling Status..............................................   11

                                      (i)

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
     10.6 Claims of Other Persons.........................................   11
     10.7 Severability....................................................   11
     10.8 Governing Law...................................................   11

                                     (ii)

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                           COOPER CAMERON CORPORATION
                            2003 SUPPLEMENTAL EXCESS
                            DEFINED CONTRIBUTION PLAN

     WHEREAS, Cooper Cameron Corporation (hereinafter referred to as the "Company") desires to establish a supplemental retirement plan for the benefit of a select group of management or highly compensated employees whose benefits under the Cooper Cameron Corporation Retirement Savings Plan are reduced due to participation in a deferred compensation program;

     NOW, THEREFORE, effective as of January 1, 2003 (the "Effective Date"), the Company hereby establishes the Cooper Cameron Corporation 2003 Supplemental Excess Defined Contribution Plan (hereinafter referred to as the "Plan") to provide benefits not otherwise provided due to such limitations or plan participation as hereinafter set forth.

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                                    ARTICLE I
                                   DEFINITIONS

     1.1 Definitions. Except as otherwise required by the context, the terms used in the Plan shall have the meaning hereinafter set forth.

          (a) Affiliate. The term "Affiliate" shall mean any member of a controlled group of corporations (as determined under section 414(b) of the Code) of which the Company is a member; any member of a group of trades or businesses under common control (as determined under section 414(c) of the Code) with the Company; and any member of an affiliated service group (as determined under section 414(m) of the Code) of which the Company is a member.

          (b) Beneficiary. The term "Beneficiary" shall mean the person who, in accordance with the provisions of Article VI, shall be entitled to receive a distribution hereunder in the event a Participant dies before his interest under the Plan has been distributed to him in full.

          (c) Board. The term "Board" shall mean the Board of Directors of the Company.

          (d) Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

          (e) Company. The term "Company" shall mean Cooper Cameron Corporation, its corporate successors, and the surviving corporation resulting from any merger of Cooper Cameron Corporation with any other corporation or corporations.

          (f) Compensation. The term "Compensation" shall mean the total wages and salary, including overtime payments, commissions, severance pay, and other monetary remuneration, if any, which is included in a Participant's gross pay with respect to a month for services rendered to the Employer, but excluding any relocation expense reimbursements as well as foreign service premiums and allowances, plus Basic Contributions made on behalf of such Participant under the Cooper Cameron Savings Plan and the Supplemental Basic Contributions credited to such Participant under Section 3.2 of the Plan.

          (g) Cooper Cameron Deferral Plan. The term "Cooper Cameron Deferral Plan" shall mean the Cooper Cameron Corporation Compensation Deferral Plan, as amended from time to time.

          (h) Cooper Cameron Savings Plan. The term "Cooper Cameron Savings Plan" shall mean the Cooper Cameron Corporation Retirement Savings Plan, as amended from time to time.

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          (i) Participant. The term "Participant" shall mean any employee of the
     Employer or any other individual, who participates in the Plan pursuant to
     Article II of the Plan.

          (j) Employer. The term "Employer" shall mean the Company as well as any Affiliate that may adopt the Plan in accordance with the provisions of
     Article IX.

          (k) Plan. The term "Plan" shall mean the Cooper Cameron Corporation 2003 Supplemental Excess Defined Contribution Plan as set forth herein, as amended from time to time.

          (l) Separate Account. The term "Separate Account" shall mean each of the accounts maintained in the name of a Participant pursuant to Section
     4.1 of the Plan, as amended from time to time.

          (m) Supplemental Basic Account. The term "Supplemental Basic Account" shall mean the Separate Account to which Supplemental Basic Contributions are credited in accordance with the provisions of Sections 3.2 and 4.1 of the Plan.

          (n) Supplemental Basic Contributions. The term "Supplemental Basic Contributions" shall mean the contributions credited to a Participant under the Plan pursuant to Section 3.2.

          (o) Supplemental Matching Account. The term "Supplemental Matching Account" shall mean the Separate Account to which Supplemental Matching Contributions are credited in accordance with the provisions of Sections
     3.1 and 4.1 of the Plan.

          (p) Supplemental Matching Contributions. The term "Supplemental Matching Contributions" shall mean the Employer contributions credited to a Participant under the Plan pursuant to Section 3.1.

     1.2 Construction. Where necessary or appropriate to the meaning hereof, the singular shall be deemed to include the plural, the plural to include the singular, the masculine to include the feminine, and the feminine to include the masculine.

                                   ARTICLE II
                       ELIGIBILITY FOR PLAN PARTICIPATION

     Key employees of the Employer (including but not limited to those employees who are eligible to receive Incentive Awards, as defined in the Cooper Cameron Deferral Plan, for a calendar year) shall be within the class of employees eligible to participate in the Plan. Those employees within such eligible class who have been selected for eligibility by the Chief

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Executive Officer of the Company, from time to time, shall be "Eligible
Employees" for purposes of the Plan. Any Eligible Employee who participates in the Cooper Cameron Deferral Plan as well as the Cooper Cameron Savings Plan shall become a Participant in the Plan automatically upon beginning such participation, or in the case of such an Eligible Employee whose participation in the Cooper Cameron Deferral Plan commenced prior to the Effective Date, upon the Effective Date. Any Eligible Employee who does not participate in the Cooper Cameron Deferral Plan but who does participate in the Cooper Cameron Savings Plan and whose retirement benefits are limited under the Cooper Cameron Savings Plan by the provisions of section 401(a)(17), 401(k)(3), 401(m), 402(g)(1),
414(v) or 415 of the Code shall become a Participant in the Plan automatically upon being impacted by such limitation.

                                  ARTICLE III
                           SUPPLEMENTAL CONTRIBUTIONS

     3.1 Supplemental Matching Contributions. As of the last day of each month, the Supplemental Matching Account of each Participant shall be credited with Supplemental Matching Contributions equal to the sum of:

          (a) the amount with respect to which Matching Contributions under the Cooper Cameron Savings Plan are limited for such month due to the provisions of sections 40l(a)(l7), 401(k)(3), 401(m), 402(g)(1),
               414(v) and 415 of the Code; and

          (b) the amount that would have been contributed by the Employer under the Cooper Cameron Savings Plan for such month if the Participant had not participated in the Cooper Cameron Deferral Plan and had made contributions under the Cooper Cameron Savings Plan with respect to the compensation deferred under the Cooper Cameron Deferral Plan in accordance with his election in effect for such month under the Cooper Cameron Savings Plan and the provisions of the Cooper Cameron Savings Plan in effect for such month without regard to any limitations imposed by sections 401(a)(l7), 401(k)(3), 401(m), 402(g)(1), 414(v) and 415 of the Code.

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Notwithstanding the foregoing, the credits pursuant to paragraph (a) above respecting the provisions of sections 401(a)(17), 401(m), 414(v) and 415 of the Code and pursuant to paragraph (b) above are contingent upon such Participant electing the maximum cash or deferred contributions under the Cooper Cameron Savings Plan pursuant to section 402(g) of the Code and, if applicable to such Participant, section 414(v) of the Code or as permitted under the terms of the Cooper Cameron Savings Plan.

     3.2 Supplemental Basic Contributions. As of the last day of each month, the Supplemental Basic Account of each Participant shall be credited with Supplemental Basic Contributions equal to the Basic Contributions and Supplemental Basic Contributions deemed to be Basic Contributions for purposes of Matching Contributions (if any) that would have been contributed to the Cooper Cameron Savings Plan on his behalf for such month except for the provisions of sections 40l(a)(17), 401(k)(3), 401(m), 402(g)(1), 414(v) and 415
of the Code and that were deferred from his Compensation in accordance with a duly executed and filed Compensation reduction or deduction authorization form.

                                   ARTICLE IV
                                SEPARATE ACCOUNTS

     4.1 Types of Separate Accounts. Each Participant shall have established in his name Separate Accounts which shall reflect the type of contributions as well as interest thereon credited to him pursuant to Article III and Section 4.2. Such Separate Accounts shall be as follows:

          (a) a Supplemental Matching Account which shall reflect the Supplemental Matching Contributions credited to a Participant pursuant to Section 3.1 and any interest credited thereon pursuant to Section 4.2; and

          (b) a Supplemental Basic Account which shall reflect the Supplemental Basic Contributions credited to a Participant pursuant to Section
               3.2 and any interest credited thereon pursuant to Section 4.2.

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     4.2  Interest. Each month, the Separate Account of a Participant shall be deemed to earn, and, as of the last day of such month, shall be credited with, a rate of interest equal to the average rate earned in the Fixed Income Fund of the Cooper Cameron Savings Plan during such month. However, if the Plan is funded in accordance with the provisions of Section 10.4, the Separate Account of the Participant shall be allocated a pro-rata share of the investment earnings of the trust fund.

                                   ARTICLE V
                                  DISTRIBUTION

     5.1 Eligibility for Distribution. The entire balance credited to a Participant's Supplemental Matching and Supplemental Basic Accounts shall be distributed to such Participant or his Beneficiary as soon as practicable after termination of such Participant's employment with the Employer and Affiliates.

     5.2 Method of Distribution. The benefits payable under the Plan from a Participant's Supplemental Matching and Supplemental Basic Accounts shall be paid to the Participant, or in the event of his death to his Beneficiary, in one lump sum payment; provided, however, the "Committee" (as defined below) may, in its sole discretion, direct that such benefits be paid to or on behalf of a Participant to the same recipient(s) in the same manner and form as, and coincident with, the payment of the benefits of such Participant under the Cooper Cameron Savings Plan. For this purpose, the "Committee" shall mean (i) for the period preceding a "Change of Control" (as defined below), the Compensation Committee of the Board, (ii) for the two-year period following a "Change of Control," the individuals who comprised the Compensation Committee of the Board immediately prior to the "Change of Control," acting in their individual capacities, and (iii) thereafter, the Committee appointed by the Company. For

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this purpose, a "Change of Control" shall be with respect to the Company and shall have the same meaning as such term has in the Cooper Cameron Corporation Long-Term Incentive Plan.

                                   ARTICLE VI
                                  BENEFICIARIES

     In the event a Participant dies before his interest under the Plan has been distributed to him in full, any remaining interest shall be distributed pursuant to Article V to his Beneficiary who shall be the persons designated as his beneficiary under the Cooper Cameron Savings Plan.

                                  ARTICLE VII
                            ADMINISTRATIVE PROVISIONS

     7.1 Administration. The Plan shall be administered by the Board which shall administer it in a manner consistent with the administration of the Cooper Cameron Savings Plan, as from time to time amended, except that the Plan shall be administered as an unfunded plan not intended to meet the qualification requirements of section 401 of the Code.

     7.2 Powers and Authorities of the Board. The Board shall have full power and authority to interpret, construe and administer the Plan and its interpretations and construction hereof, and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, shall be binding and conclusive on all persons for all purposes. The Board may delegate any of its powers, authorities, or responsibilities for the operation and administration of the Plan to any person or committee so designated in writing by it and may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder. No member of the Board or any committee appointed by the Board to administer the Plan shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own

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willful misconduct or lack of good faith. Members of the Board shall not participate in any action or determination regarding their own benefits, if any, payable under the Plan.

     7.3 Indemnification. In addition to whatever rights of indemnification a member of the Board, or any other person or persons to whom any power, authority, or responsibility is delegated pursuant to Section 7.2, may be entitled under the articles of incorporation, regulations, or by-laws of the Company, under any provision of law, or under any other agreement, the Company shall satisfy any liability actually and reasonably incurred by any such member or such other person or persons, including expenses, attorneys' fees, judgments, fines, and amounts paid in settlement, in connection with any threatened, pending, or completed action, suit, or proceeding which is related to the exercise or failure to exercise by such member or such other person or persons of any of the powers, authority, responsibilities, or discretion provided under the Plan.

     7.4 Claims Procedures. Claims for Plan benefits and reviews of Plan benefit claims that have been denied or modified will be processed in accordance with the written Plan claims procedures established by the Cooper Cameron Corporation Plans Administration Committee, which procedures are hereby incorporated by reference as a part of the Plan and may be amended from time to time by such committee.

                                  ARTICLE VIII
                            AMENDMENT AND TERMINATION

     The Company reserves the right to amend or terminate the Plan at any time by action of the Board; provided, however, that no such action shall adversely affect any Participant who is receiving supplemental benefits under the Plan or whose Separate Accounts are credited with any contributions thereto, unless an equivalent benefit is provided under another plan or program sponsored by the Employer.

                                      -8-

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                                   ARTICLE IX
                            ADOPTION BY SUBSIDIARIES

     Any subsidiary of the Company which is not an Employer may, with the consent of the Company, adopt the Plan and become an Employer hereunder by causing an appropriate written instrument evidencing such adoption to be executed pursuant to the authority of its Board of Directors and filed with the Company.

                                    ARTICLE X
                                  MISCELLANEOUS

     10.1 Non-Alienation of Benefits. No benefit under the Plan shall at any time be subject in any manner to alienation or encumbrance. If any Participant or Beneficiary shall attempt to, or shall, alienate or in any way encumber his benefits under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any time any such benefits would otherwise be received by anyone else or would not be enjoyed by him, his interest in all such benefits shall automatically terminate and the same shall be held or applied to or for the benefit of such person, his spouse, children, or other dependents as the Board may select.

     10.2 Payment of Benefits to Others. If any Participant or Beneficiary to whom a benefit is payable is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, or sister, or any other individual deemed by the Board to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 10.2 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.

     10.3 Plan Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by the Employer to continue his

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employment with the Employer, and nothing herein contained shall be construed as a commitment on the part of the Employer to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been established.

     10.4 Funding. The Plan is intended to constitute an unfunded plan. The obligation of an Employer under the Plan to provide a Participant or Beneficiary with a benefit constitutes the unsecured promise of such Employer to make payments as provided herein, and no person shall have an interest in, or a lien or prior claim upon, any property of the Employer. The Employer shall establish an irrevocable grantor trust ("Trust") with an independent commercial trustee ("Trustee") to provide for the payments of the Employer's obligations hereunder. Prior to a Change of Control, the funding of the Trust shall be in the sole discretion of the Employer. Upon a Change of Control, and prior to or as of the effective date thereof, the Employer shall fund the Trust in an amount sufficient to cover all benefit obligations under the Plan as of such date. Plan benefits may be paid out of the Employer's general assets or out of the Trust. To the extent the Employer transfers assets to the Trust, the Trustee shall pay Plan benefits to Participants and Beneficiaries out of the Trust in accordance with the terms of the Trust. The Employer shall remain the owner of all assets in the Trust, and the assets shall be subject to the claims of the Employer's creditors if such Employer ever becomes insolvent. For purposes hereof, an Employer shall be considered "insolvent" if (i) such Employer is unable to pay its debts as they become due or (ii) such Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code (or any successor federal statute). The Employer shall have the duty to inform the Trustee in writing if such Employer becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the party's duty to give

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notice. When so informed, the Trustee shall suspend payments to the Participants and Beneficiaries and hold the assets for the benefit of such Employer's general creditors. If the Trustee receives a written allegation that an Employer is insolvent, the Trustee shall suspend payments to the Participants and Beneficiaries and hold the Trust for the benefit of such Employer's general creditors and shall determine within the period specified in the Trust whether such Employer is insolvent. If the Trustee determines that such Employer is not insolvent, the Trustee shall resume payments to the Participants and Beneficiaries. No Participant or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust.

     10.5 Controlling Status. No Participant shall be eligible for a benefit under the Plan unless such Participant is a Participant on the date of his retirement, death, or other termination of employment.

     10.6 Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Employer, its officers, employees, or directors or any committee appointed by the Board to administer the Plan or the members of any such committee, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

     10.7 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

     10.8 Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Texas.

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

     EXECUTED at Houston, Texas, this 19th day of December, 2002, effective for all purposes as provided above.

                                        COOPER CAMERON CORPORATION


                                        By: /s/ Jane Crowder
                                            ------------------------------------
                                        Name:  Jane Crowder
                                        Title: Vice President

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